Exhibit 99.1

United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
FIRST QUARTER 2008 RESULTS
     Dallas, Texas, May 1, 2008 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2008 results: Revenues in the first quarter 2008 increased to $33.2 million from $29.4 million in the prior year comparable quarter, an increase of $3.8 million, or 12.9%. Revenues from the Company’s lime and limestone operations in the first quarter 2008 increased $3.0 million, or 10.8%, to $30.6 million from $27.6 million in the comparable 2007 quarter, while revenues from the Company’s natural gas interests increased $821 thousand, or 44.8%, to $2.7 million from $1.8 million in the comparable 2007 quarter. The increase in lime and limestone revenues in the first quarter 2008 as compared to last year’s comparable quarter primarily resulted from average price increases of approximately 6.1% and increased sales volumes of the Company’s lime products, despite the continuing softness in pulverized limestone (“PLS”) sales due to reduced demand for roof shingles and the weakening economy.
     The Company reported net income of $2.8 million ($0.45 per share diluted) for the first quarter 2008, compared to net income of $2.1 million ($0.33 per share diluted) for the first quarter 2007, an increase of $784 thousand, or 38.1%.
     The Company’s gross profit for the first quarter 2008 was $6.8 million, compared to $5.6 million for the comparable 2007 quarter, an increase of $1.1 million, or 20.3%. Included in gross profit for the 2008 quarter is $4.6 million from the Company’s lime and limestone operations, compared to $4.3 million in the 2007 quarter, an increase of $323 thousand, or 7.6%, and $2.2 million from the Company’s natural gas interests, compared to $1.4 million in the 2007 quarter, an increase of $820 thousand, or 60.6%.
     Interest expense in the first quarter 2008 decreased to $979 thousand from $1.0 million in the first quarter 2007, a decrease of $53 thousand, or 5.1%, due to reduced interest rates and decreased average outstanding debt, partially offset by $130 thousand of interest capitalized in first quarter 2007 as part of the construction of the Arkansas third kiln project.
     The Company’s natural gas interests consist of royalty and working interests in wells drilled under a lease agreement that covers the Company’s approximately 3,800 acres of land located in Johnson County, Texas in the Barnett Shale Formation. Pursuant to a drillsite agreement, the Company also has royalty and working interests in wells drilled under a lease covering approximately 538 acres of land contiguous to the Company’s Johnson County property. Production volumes for the Company’s natural gas interests for the first quarter 2008 totaled 262 thousand MCF, sold at an average price of $10.15 per MCF, from twenty-two wells, including four new wells that began production in March 2008. Production volumes in the comparable prior year quarter were 226 thousand MCF, sold at an average price of $8.13, from nine wells. Five producing wells were shut-in for significant periods during the 2008 quarter due to extensive drilling and completion activities associated with five new wells expected to begin production in the second quarter 2008. The shut-in wells should also resume production in the second quarter 2008. Based on the ongoing drilling activity pursuant to the lease agreement, four additional wells are scheduled to begin drilling during the second quarter 2008.

     “Most of our lime and limestone operating costs are impacted by rising prices for petroleum products and solid fuels. Given our increasing energy costs, we need to continue to increase prices for our lime and limestone products in order to maintain our historical margins,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne summarized, “The weakening economy remains a concern for our lime and limestone operations in 2008. However, given the recent higher natural gas prices and additional producing wells scheduled to be completed during the year, we expect continued positive results from our natural gas interests.”
     United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, paper, roof shingle and agriculture industries. The Company primarily serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. The Company also owns royalty and working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
INCOME STATEMENTS	2008	2007
Revenues
Lime and limestone operations	$30,581	$27,607
Natural gas interests	2,654	1,833

Total	$33,235	$29,440
Gross profit	$6,765	$5,622
Operating profit	$4,848	$3,859
Interest expense	979	1,032
Other income, net	(41)	(38)
Income tax expense	1,067	806

Net income	$2,843	$2,059

Income per share of common stock:
Basic	$0.45	$0.33
Diluted	$0.45	$0.33
Weighted average shares outstanding:
Basic	6,295	6,222
Diluted	6,351	6,302

	March 31,	December 31,
	2008	2007
BALANCE SHEETS
Assets:
Current assets	$27,016	$25,331
Property, plant and equipment, net	133,053	132,151
Other assets, net	691	745

Total assets	$160,760	$158,227

Liabilities and Stockholders’ Equity:
Current liabilities	$16,331	16,465
Debt, excluding current installments	53,311	54,037
Deferred tax liabilities, net	3,723	3,280
Other liabilities	4,584	2,740
Stockholders’ equity	82,811	81,705

Total liabilities and stockholders’ equity	$160,760	$158,227

- end -